Exhibit 2.2

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2023, Okeanis Eco Tankers Corp. (the “Company”, “we”, “us” and “our”) had the following single class of securities registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Shares of Common Stock, par value $0.001	ECO	New York Stock Exchange

Our common shares also trade on the Oslo Børs under the symbol “OET.”

Capitalized terms used but not defined herein have the meanings given to them in the Company’s annual report on Form 20-F for the year ended December 31, 2023 (the “Annual Report”).

The following is a summary of the description of the Company’s capital stock and the material terms of the Company’s second amended and restated articles of incorporation and our third amended and restated bylaws. The following summary does not purport to be complete and is subject to, and is qualified in its entirety, by reference to the applicable provisions of our second amended and restated articles of incorporation and our third amended and restated bylaws, which are filed as exhibits to the Annual Report. We encourage you to refer to our second amended and restated articles of incorporation and our third amended and restated bylaws for additional information. The Business Corporations Act (“BCA”) of the Republic of the Marshall Islands may also affect the terms of our capital stock.  We were incorporated with the Marshall Islands Registrar of Corporations with entity number 96382.

There is no limitation on the right to own securities or the rights of non-resident shareholders to hold or exercise voting rights on our securities under Marshall Islands law or our articles of incorporation or bylaws.

Purpose

Our objects and purposes, as provided in Section B of second amended and restated our articles of incorporation, are to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA.

Authorized Capitalization

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.001, and 100,000,000 shares of preferred stock, par value $0.001. All of our shares of stock are in registered form.

Description of Common Stock

Each outstanding share of common stock generally entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive, ratably based on the number of shares held, all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata based on the number of shares held our remaining assets available for distribution. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of our preferred stock. Our board of directors may determine to repurchase our own shares that have already been issued, which decision does not require shareholder approval. Any such purchase can be made out of surplus (as such term is used in the BCA). We are not permitted to repurchase our shares when we are insolvent or would thereby be made insolvent.

Broadridge Corporate Issuer Solutions, LLC is the transfer agent and registrar for our common shares.

To facilitate transfers of our common shares between the New York Stock Exchange and Oslo Børs, all our common shares are primarily held and settled within DTC and secondarily held and settled in Euronext Securities Oslo (the “VPS”) through a Central Securities Depository, or CSD, link. A CSD link structure allows the VPS to give shareholders of our already issued common shares access to such common shares maintained in DTC and vice versa. Consequently, our common shares can be moved between the DTC and VPS to enable shares moving between the New York Stock Exchange and Oslo Børs.

Each person beneficially owning common shares registered through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the common shares.

Shares of common stock that have been entered into the DTC book-entry system will be registered in the name of Cede & Co., as nominee for DTC and transfers of beneficial ownership of shares held through DTC will be effected by electronic transfer made by DTC participants.  Transfers of shares held outside of DTC or another direct registration system maintained by our transfer agent, and not represented by certificates, are effected by a stock transfer instrument.  Transfer of registered certificates is effected by presenting and surrendering the certificates to us or our transfer agent. A valid transfer requires the registered certificates to be properly endorsed for transfer as provided for in the certificates and accompanied by proper instruments of transfer.

Our articles of incorporation, bylaws and the BCA do not contain transfer restrictions on our shares of common stock or shares of preferred stock.

Description of Preferred Stock

Our board of directors is authorized to provide for the issuance of preferred stock in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred stock. At the time that any series of our preferred stock is authorized, our board of directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our board of directors could, without shareholder approval, cause us to issue preferred stock which has voting, conversion and other rights and preferences that could adversely affect the voting power and other rights of holders of our common shares and preferred shares, or make it more difficult to effect a change in control. In addition, preferred stock could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders.

Shareholder Meetings

Under our third amended and restated bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings of the shareholders, unless otherwise prescribed by law, may be called for any purpose or purposes at any time by the chairman of the board of directors, the Chief Executive Officer, the board of directors, or the holders of not less than 20% of the voting power of the shares entitled to vote on the matter to be voted at such special meeting. Notice of every annual and special meeting of shareholders shall be given at least

15 but not more than 60 days before such meeting to each shareholder of record entitled to vote thereat. There must be present, in person or by proxy, shareholders of record holding at least one-third of the voting power of shares issued and outstanding and entitled to vote in order to constitute quorum at a shareholders meeting.

Directors

Our directors are elected by the affirmative vote of a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Our articles of incorporation and bylaws do not provide for cumulative voting in the election of directors.

The board of directors must consist of at least one member. Each director shall be elected to serve until the next annual meeting of shareholders and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. The board of directors has the authority to fix the amounts which shall be payable to the members of our board of directors, and to members of any committee, for attendance at any meeting or for services rendered to us.

Our articles of incorporation provide that no director shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, expect as such exemption from liability or any limitation thereof is not permitted under the BCA.

No contract or transaction between us and one or more of our directors or officers will be void or voidable solely for the following reason, or solely because the director or officer is present at or participates in the meeting of our board of directors or committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if (1) the material facts as to such director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the board of directors or committee, and the board of directors or committee approves such contract or transaction by a vote sufficient for such purpose without counting the vote of such interested director, or, if the votes of the disinterested directors are insufficient to constitute an act of the board, by unanimous vote of the disinterested directors; or (2) the material facts as to such director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the shareholders entitled to vote thereon, and such contract or transaction is approved by vote of such shareholders.

Election and Removal

Our bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors. The entire board of directors or any individual director may be removed, with or without cause by the vote of shareholders. The entire board of directors or any individual director may be removed, with cause, by the vote of the board of directors. Any vacancies in the board of directors for any reason, and any created directorships resulting from any increase in number of directors, may be filled by the vote of the majority of the board of directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of directors.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders generally have the right to dissent from certain mergers and consolidations and the sale or exchange of all or substantially all of our assets not made in the usual and regular course of our business and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the BCA for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation or any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual course of its business, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our second amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder or a holder of a beneficial interest of shares both at the time the derivative action is brought and at the time of the transaction to which the action relates, or that the shares or his interest therein devolved upon him by operation of law.

Amendment of our Articles of Incorporation

In general, amendments to articles of incorporation must be authorized by vote of the holders of a majority of all outstanding shares entitled to vote thereon. In addition, the holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, and in addition to the authorization of an amendment by vote of the holders of a majority of all outstanding shares entitled to vote thereon, the amendment shall be authorized by vote of the holders of a majority of all outstanding shares of the class if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

Anti-takeover Provisions of our Organizational Documents

Several provisions of our second amended and restated articles of incorporation and third amended and restated bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti- takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our bylaws provide that the chairman of the board of directors, the board of directors, the Chief Executive Officer or the holders of not less than 20% of the voting power of the shares entitled to vote on the matter to be voted at such special meeting may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice.

Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Our bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing. Our bylaws also specify requirements as to the form and content and timeliness of a shareholder’s notice. Generally, to be timely, a shareholder’s notice to our secretary must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of shareholders. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Blank Check Preferred Stock

Under the terms of our second amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 100,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Election of Directors

Our second amended and restated articles of incorporation and third amended and restated bylaws prohibit cumulative voting in the election of directors. Our bylaws require parties other than our board of directors to give advance written notice of nominations for the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Certain Marshall Islands Company Considerations

Our corporate affairs are governed by our second amended and restated articles of incorporation, third amended and restated bylaws and the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States, including Delaware. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few court cases interpreting the BCA in the Marshall Islands, and we cannot predict whether Marshall Islands courts would reach the same conclusions as Delaware or other courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Marshall Islands law in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law. Furthermore, the Marshall Islands lacks a bankruptcy statute, and in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving the Company, the bankruptcy laws of the United States or of another country having jurisdiction over the Company would apply. The following table provides a comparison between certain statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders’ rights.

Marshall Islands	Delaware
Shareholder Meetings
Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.
Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.
May be held in or outside of the Marshall Islands.	May be held in or outside of Delaware.
Notice:	Notice:

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

A copy of the notice of any meeting shall be given personally or sent by mail or electronically not less than 15 nor more than 60 days before the meeting. If sent by electronic transmission, notice given shall be deemed given when directed to a number or electronic mail address at which the shareholder has consented to receive notice.

Written notice shall be given not less than 10 nor more than 60 days before the meeting.
Shareholders’ Voting Rights

Unless otherwise provided in the articles of incorporation, any action required by the BCA to be taken at a meeting of shareholders may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by all the shareholders entitled to vote with respect to the subject matter thereof, or if the articles of incorporation so provide, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any action required to be taken by a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Marshall Islands	Delaware
Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation or the bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the common shares entitled to vote at a meeting.

For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.
The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.
Removal:	Removal:

If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.

Any or all of the directors may be removed for cause by vote of the shareholders. The articles of incorporation or the specific provisions of a bylaw may provide for such removal by action of the board.

Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Directors
Number of board members can be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.

Number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment to the certificate of incorporation.

The board of directors must consist of at least one member.	The board of directors must consist of at least one member.

If the board of directors is authorized to change the number of directors, it can only do so by a majority of the entire board of directors and so long as no decrease in the number shortens the term of any incumbent director.

Dissenter’s Rights of Appraisal
Marshall Islands	Delaware

Shareholders have a right to dissent from any plan of merger, consolidation or sale or exchange of all or substantially all assets not made in the usual and regular course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his shares is not available for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation or any sale or exchange of all or substantially all property and assets not made in the usual course of business, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed shares are the offered consideration or if such shares are held of record by more than 2,000 holders.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

● alters or abolishes any preferential right of any outstanding shares having preference; or
● creates, alters or abolishes any provision or right in respect to the redemption of any outstanding shares; or
● alters or abolishes any preemptive right of such holder to acquire shares or other securities; or
● excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.
Shareholders’ Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time the action is brought and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board of directors or the reasons for not making such effort. Such action shall not be discontinued, compromised or settled without the approval of the High Court of the Republic of the Marshall Islands.

Marshall Islands	Delaware
Reasonable expenses including attorneys’ fees may be awarded if the action is successful.

A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the common shares have a value of $50,000 or less.